cbdMD™


TROPICAL MIX
cbdMD
PREMIUM
GUMMIES
300 MG
10 MG CBD PER GUMMY
DIETARY SUPPLEMENT
30 GUMMIES
NATURAL
cbdMD
PREMIUM
CBD OIL
1500 MG
DIETARY SUPPLEMENT
cbdMD
MELATONIN
SLEEP-AID
CBD PM
1000 MG
16.5 MG CBD PER SOFTGEL
DIETARY SUPPLEMENT
PAIN RELIEVING ROLL-ON
cbdMD
PREMIUM
FREEZE
750
PAIN RELIEF FROM:
BACKACHES
SORE MUSCLES
JOINT PAIN
3 FL OZ (90 ML)

THE INDUSTRY'S LEADER IN BROAD SPECTRUM CBD PRODUCTS

June 24, 2021

cbdMD.com

SAFE HARBOR STATEMENT

The filing contains forward-looking statements that involve substantial risks and uncertainties, some of which cannot be predicted or quantified. All statements other than statements of historical facts contained in this filing, including statements regarding cbdMD, Inc.'s future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as "anticipate," "believe," "contemplate," "continue," "could," "estimate," "expect," "hope," "intend," "may," "might," "objective," "ongoing," "plan," "potential," "predict," "project," "should," "target," "will," or "would" or the negative of these words or other similar terms or expressions. You should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions, and other factors described in the section titled "Risk Factors" and elsewhere in the prospectus supplement filed with the U.S Securities and Exchange Commission (the "SEC") pursuant to Rule424(b)(5) (the "prospectus supplement") on June 24, 2021 by cbdMD, Inc. to the registration statement on Form S-3, including the base prospectus (Registration No. 333-228773) (the "registration statement"). The forward-looking statements made in this filing relate only to events as of the date on which the statements are made. cbdMD, Inc. undertakes no obligation to update any forward-looking statements made in this filing to reflect events or circumstances after the date of this filing or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events, except as required by law. Please refer to the section of the prospectus supplement titled "Cautionary Statements Regarding Forward Looking Information" for more information.

cbdMD, Inc. has filed a registration statement (including the prospectus supplement and the accompanying prospectus) for the offering of shares of its 8.0% Series A Cumulative Convertible Preferred Stock to which this communication related. Before you invest, you should read the prospectus supplement and the accompanying prospectus in the registration statement (Registration No. 333-228773) and other documents cbdMD, Inc. has filed with the SEC for more complete information about cbdMD Inc, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus may also be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone (877) 436-3673, or email: prospectus@think-equity.com.

This communication shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may only be made by means of a prospectus supplement and related base prospectus. The information which appears on our website at www.cbdmd.com and our social media sites, including, but not limited to, Facebook and Instagram, is not part of this filing.

SUMMARY OFFERING TERMS

cbdMD.com

Security	8.0% Series A Cumulative Convertible Preferred Stock ("Series A Preferred").
Ticker Symbol	NYSE American: YCBDpA.
Dividend Rate	8.0% Per annum on the $10.00 per share liquidation preference (equivalent of $0.80 per annum per share) (Equal to 9.25% based on the last trade price of $8.65 on 6/21/21).
Dividend Payment Rate	Payable monthly in arrears on the 15th day of each month to holders of record on the first calendar day of each month, when, as and if declared by our board of directors.
Liquidation Preference	$10.00 per share.
Mandatory Redemption	Mandatory by cbdMD, Inc. upon a Change of Control of cbdMD, Inc. at $11.00 per share of Series A Preferred plus accrued but unpaid dividends.
Optional Redemption	Optional by cbdMD, Inc. at any time beginning October 16, 2023 at $10.00 per share of Series A Preferred plus accrued but unpaid dividends.
Conversion Price	Convertible into shares of common stock at initial conversion price of $6.00 per share, subject to adjustment (the "Conversion Price"), which equals 1.667 common shares per preferred share.
Optional Conversion Rate	Any time at holder's option.
Market Trigger Conversion	At cbdMD, Inc.'s option, automatically convertible if the trading price of the common stock equals or exceeds $8.25 per share (137.5% of the Conversion Price) for at least 20 trading days in any 30 consecutive trading day period ending five days prior to the date of notice of conversion.
Conversion Upon Change of Control	At the holder's option at the Conversion Price upon the holder's receipt of a Change of Control notice until the trading day ending three trading days prior to the Change of Control redemption date.
Voting Rights	None, except as may be required by NYSE American rules and applicable North Carolina law.
Book-Running Manager	ThinkEquity, a division of Fordham Financial Management, Inc.

The foregoing summary of the terms of the Series A preferred is qualified in its entirety by reference to the prospectus supplement. All terms not defined herein shall have the same meaning as in the prospectus supplement. Before you invest, you should read the prospectus supplement and the base prospectus contained in the registration statement, as well as cbdMD, Inc's other filing with the SEC for more information about cbdMD, Inc. and the other offering of the Series A Preferred.

MARKET FORECASTS

CBD DEMAND COULD DRIVE INDUSTRY SALES TO $6.9 BILLION BY 2025




U.S. HEMP-DERIVED CBD SALES FORECAST: 2020 VS. 2025
$6.9 BILLION
$1.8 BILLION
BEAUTY
EDIBLES/BEVERAGES
INHALABLES
OTC SUPPLEMENTS
PET
PRESTIGE
UP 165%
UP 428%
UP 197%
UP 159%
UP 164%
UP 961%
$7,000M
$6,000M
$5,000M
$4,000M
$3,000M
$2,000M
$1,000M
$0M
2020
2025

Source: Hemp Industry Daily Oct 26th, 2020

INVESTMENT HIGHLIGHTS


cbdMD
PREMIUM
CBD OIL
7500 MG
cbdMD
PREMIUM
CBD OIL
5000 MG
PAIN RELIEVING FORMULA
cbdMD
PREMIUM
RECOVER
300
RELIEF FROM:
BACKACHES
SORE MUSCLES
JOINT PAIN
50 MG / SOFTGEL
cbdMD
PREMIUM
CBD OIL
3000 MG

1. Leader in high quality, broad spectrum CBD
2. Extensive and unique portfolio of trusted products
3. Category-leading, multi-channel media strategy including sports sponsorships as well as athlete and influencer endorsements
4. Highly respected in-house R&D enabling strong product development
5. Large growth opportunity across brands and channels
6. Financial profile with strong historical growth
7. Highly recognized management team with unique vision

CBDMD AT A GLANCE

cbdMD.com

SNAPSHOT


cbdMD
cbdMD
CBD OIL
7500 MG

- **Founded:** 2015
- **Ticker:** YCBD, YCBDpA (NYSE American)
- **HQ:** Charlotte, NC
- **LTM Q2 FY21 Net Sales:** $46.4M (+25% YoY; FYE 09/30)
- **LTM Q2 FY21 Gross Margin:** 65%
- **Employees:** 180 (as of 6/21/2021)

BUSINESS OVERVIEW

- We believe we are the industry leader in producing broad spectrum CBD products
  - We own and operate the nationally-recognized cbdMD, cbdMD Botanicals and Paw CBD brands
  - With the addition of terpenes, we believe we have created a far more enhanced CBD product
- Products are distributed through our e-commerce sites, third party e-commerce sites, select distributors, marketing partners and brick and mortar retailers

PRODUCT PORTFOLIO

cbdMD

Tinctures, gummies, topicals, capsules, bath bombs, bath salts, sleep aids


cbdMD
FREEZE
CBD OIL
GUMMIES

100+ SKUs

Paw CBD

Tinctures, chews, topicals


paw cbd
CALMING CHEWS

40+ SKUs

cbdMD Botanicals

Oils, serums, toners, moisturizers, masks, exfoliants, body lotions



15 SKUs

CBDMD MILESTONES

cbdMD.com

cbdMD

CURE BASED DEVELOPMENT FOUNDED

2017


National
CBD DAY

CURE BASED DEVELOPMENT, CREATOR & FOUNDER OF NATIONAL CBD DAY

2018

Entrepreneur MAGAZINE

CURE BASED DEVELOPMENT: CBD EDITOR'S CHOICE - ENTREPRENEUR MAGAZINE

2018

FARM BILL
SECURING OUR FUTURE

FARM BILL 2018

2018


NYSE

LEVEL BRANDS ACQUIRES CURE BASED DEVELOPMENT, CREATING CBDMD, INC.

2018

NATIONAL CBD MONTH

CREATOR & FOUNDER OF NATIONAL CBD MONTH

2019


PGA TOUR

FIRST CBD COMPANY IN THE PGA TOUR

2019

BIG3

FIRST CBD COMPANY TO SPONSOR A MAJOR SPORTS LEAGUE

2019


YCBD

TICKER CHANGE TO YCBD NYSE AMERICAN

2019


PING

BUBBA WATSON PARTNERSHIP

2019

NATIONAL PET CBD MONTH
paw cbd

CREATOR & FOUNDER OF PET CBD MONTH

2019


2019
INDUSTRY
AWARD
paw cbd
CALMING CHEWS

PET BUSINESS INDUSTRY RECOGNITION AWARD: DOG CALMING AIDS - CBD CATEGORY

2019

CBDMD MILESTONES


paw cbd

PAW CBD WEBSITE LAUNCH

2020


2020

PRODUCT OF THE YEAR WINNER: CBD SLEEP AID & CBD TOPICAL

2020



FIRST NATIONAL CABLE TV COMMERCIAL: "CONQUER THE DAY"

2020


DOG CALMING
paw cbd

DOG CALMING PRODUCT OF THE YEAR AWARD: PET INDEPENDENT INNOVATION AWARDS

2020


cbdMD IS NOW AVAILABLE IN THE UK!

INTERNATIONAL (UK) DTC WEBSITE LAUNCH

2021



FIRST CBD COMPANY TO ADVERTISE IN PUPPY BOWL

2021


paw cbd
2021

PRODUCT OF THE YEAR WINNER: CBDMD GUMMIES, PAW CBD HARD CHEWS

2021


paw cbd

FIRST PAW CBD NATIONAL CABLE TV COMMERCIAL

2021



PATRICK REED PARTNERSHIP

2021

NOBULL CROSSFIT GAMES PARTNERSHIP

2021

cbdMD.com

PRODUCT LINES

cbdMD.com



cbdMD
PREMIUM
FREEZE
750
RELIEVE
500
REVIVE
300
FREEZE
1500
RECOVER
3000
CBD OIL
GUMMIES
750 MG
CBD OIL
1500 MG
CBD PM

paw cbd™



paw cbd
CBD TREATS
150 mg
PEANUT BUTTER
CALMING CHEWS
SOFT CHEWS
HIP+JOINT CHEWS
CBD BALM
CBD OIL

cbdMD™
BOTANICALS



BODY BUTTER
BODY SUGAR
SOOTHING LOTION

CBD PRODUCT OF THE YEAR WINNERS


cbdMD
PREMIUM
FREEZE
300
PAIN RELIEF FROM:
BACKACHES
SORE MUSCLES
JOINT PAIN
cbdMD
MINT
SLEEP-AID
CBD PM
500 MG
MELATONIN
TROPICAL MIX
cbdMD
PREMIUM
GUMMIES
750 MG
25 MG CBD PER GUMMY
DIETARY SUPPLEMENT
USA MADE
+ Veterinarian Formulated CBD Treats
paw cbd
✓All-Natural ✓Human Grade ✓Non-GMO
Peanut Butter
CBD TREATS
600 mg
30 Pieces
20 mg CBD ea.
Large Dog

WINNER:
CBD Topical
Survey of 40,000 people by Kantar

WINNER:
CBD Sleep Aid
Survey of 40,000 people by Kantar

WINNER:
CBD Ingestible
Survey of 40,000 people by Kantar

WINNER:
CBD Pet
Survey of 40,000 people by Kantar

cbdMD.com

MANUFACTURING PROCESS

CHARLOTTE, NC FACILITY



- **Operations:** Manufacturing & Quality Documentation, Warehouse & Distribution and Management, Customer Care, Legal & Regulatory
- **Size:** 15,000 sq. ft., 80,000 sq. ft. and 40,000 sq. ft. respectively
- **Produces:** Tinctures, Softgels and Capsules
- **Manufacturing Capabilities:** 4,500 Tinctures, 55,000 softgels and 1,800 bottles per shift

KEY MANUFACTURING PARTNERS



- **Certifications:** GMP, NSF, USHA, NAS, ISO 9001 Full Design
- **Third Party Contract Manufacturing**: Our partners operate from FDA-registered facilities which are independently GMP certified
- **Supply Chain**: Depth across critical areas of the supply chain ensures resiliency and limits the potential for unforeseen disruption. Cannabinoid ingredients are supplier tested through third-party ISO certified labs and re-tested internally through an independent, ISO accredited, third-party lab before entering the production process

STRATEGIC MARKETING AND BRANDING CAMPAIGN - ATHLETES

cbdMD.com

Team cbdMD™


cbdMD

Patrick Reed


cbdMD

Ken Block



Bubba Watson



James “Flex” Lewis



Leah Pruett



Jessy Clarke


cbdMD

Chandler Dunn



Daniel Cormier



Makua Rothman



Nathan Florence



Mike Plumb



Juan Archuleta



Chad Reed



Bucky Lasek



Tony Sentmanat

cbdMD.com

STRATEGIC MARKETING AND BRANDING CAMPAIGN - PARTNERS



BELLATOR MMA

Official CBD Partner of

NOBULL CrossFit GAMES 2021




FINISH
cbdMD

OFFICIAL CBD PARTNER OF

MONSTER ENERGY AMA SUPERCROSS FIM World Championship

TELEVISION ADVERTISING


cbdMD™
PLAY

Conquer the Day

Debuting nationwide during the week of August 31, 2020, cbdMD's first 30-second commercial was broadcasted across multiple national cable networks. cbdMD's foray into television complements the brand's category-leading, multi-channel media approach, which also includes sport sponsorship, social media, digital advertising, podcasts, and athlete endorsement.


FEEL LIKE
YOURSELF
AGAIN.
cbdMD.com
PLAY

Feel Like Yourself Again

Debuting on April 1, 2021, cbdMD's follow-up "Feel Like Yourself Again" National TV Ad focuses on the trustworthy nature of our products, in both :15 and :30 formats. Broadcast across multiple national cable networks, both linear and OTT, this spot complements the category-leading, multi-channel media approach which continues to include sports sponsorships, social media, digital advertising, podcasts, and athlete endorsements.

GROWTH STRATEGIES

Increase Base Product Offering

Expand Revenue Channels

Expand Internationally


cbdMD™
Growth Opportunities

Expand PAW CBD

Acquisitions

Expand Sponsorships Toward Targeted Segments

PRODUCT INNOVATION CONTINUES TO DRIVE GROWTH

cbdMD.com

Product Extensions



Gummy Line Extension
Launch: Q4 FY2021

Sleep Line Extension
Launch: Q4 FY2021

Anxiety Line Extension
Launch: Q4 FY2021

- Devote resources to ongoing R&D processes to expand product offering to meet evolving consumer demand
- Manufacturing partnerships allow for remarkable agility in creating new formulations, doses and packaging

Food & Beverage



Drink Mixes
Launch: Q4 FY2021


cbdMD

Functional Beverages
Actively Evaluating

- Launch of drink mix should set cbdMD apart from its competitors, many of whom lack an offering in this category
- A proper FDA regulatory framework should provide significant tailwinds to CBD in the packaged F&V space

DIVERSE SALES PORTFOLIO

E-COMMERCE SALES ACCOUNT FOR 71% OF OVERALL NET SALES*

E-commerce | cbdMD.com 71%

Wholesale & Retail 29%



*Fiscal Quarter ended March 31, 2021

FINANCIAL PERFORMANCE

TOTAL NET SALES


$9.5M
$10.1M
$9.4M
$10.6M
$11.7M
$12.3M
$11.8M
QUARTER ENDED SEPTEMBER 30 2019
QUARTER ENDED DECEMBER 31 2019
QUARTER ENDED MARCH 31 2020
QUARTER ENDED JUNE 30 2020
QUARTER ENDED SEPTEMBER 30 2020
QUARTER ENDED DECEMBER 31 2020
QUARTER ENDED MARCH 31 2021

BALANCE SHEET INFORMATION

cbdMD.com

ALL FIGURES SHOW IN MILLIONS, US$	MARCH 31, 2021
CASH	$23.7
WORKING CAPITAL	$27.9
TOTAL ASSETS	$121.1
TOTAL LIABILITIES *	$35.2
SHAREHOLDER'S EQUITY	$85.9

* *Includes $22,300,000 non-cash contingent liability related to earn-out rights, as well as $1.5 million PPP loan, which was forgiven in May 2021.*

KEY METRICS

Common Stock	YCBD
8.0% Series Cumulative Convertible Preferred Stock	YCBDpA
Exchange	NYSE American
Recent Common Price[1]	$2.88
Recent Preferred Price[1]	$8.65
Common Shares Outstanding[1,2]	56,967,565
Preferred Shares Outstanding[1]	2,800,000
Market Cap[1]	$181M
FY End	Sept. 30

SHARE OWNERSHIP

COMMON STOCK [1]



70%
PUBLIC
30%
OFFICERS & DIRECTORS

[1] as of 6/21/2021.

[2] Excludes:

- 4,667,600 Shares of common stock issuable upon conversion of 2,800,000 shares of 8.0% Series A Cumulative Convertible Preferred Stock.
- up to 6,211,410 in potential earn-out shares.
- 2,815,000 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $4.51.
- 825,000 shares of common stock issuable upon unvested restricted stock awards.
- 658,611 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $5.48
- 3,068,105 shares reserved for future issuances under our equity compensation plans.

POWERFUL BRAND BUILDING & EXECUTIVE TEAM

cbdMD.com

LEADERSHIP TEAM



MARTIN A. SUMICHRAST
co-CEO
& Chairman of the Board



SCOTT COFFMAN
co-CEO, President
& Board Member



RONAN KENNEDY
Chief Financial Officer

BOARD OF DIRECTORS



BAKARI SELLERS
Attorney, political analyst CNN, former member South Carolina House of Representatives



WILLIAM F. RAINES III
Current President of DataTech Global, LLC.



PETER J. GHILONI
Former Chief Executive of Swisher International, Inc.



SIM FARAR
Managing Member JDF Investment Company LLC



SCOTT G. STEPHEN
Current Chief Growth Officer of Guaranteed Rate Mortgage, Inc.

FOR MORE INFORMATION

cbdMD.com

INVESTOR RELATIONS:

John Weston
john.weston@cbdMD.com
704-445-3060
ext. 1103

PUBLIC RELATIONS:

5w Public Relations
www.5wpr.com
212-999-5585